Exhibit 99

JPMorgan Chase & Co. 383 Madison Avenue, New York, NY 10179-0001 NYSE symbol: JPM www.jpmorganchase.com

News release: IMMEDIATE RELEASE

JPMorgan Chase Announces Offering of Preferred Stock

and Redemption of Outstanding Preferred Stock

New York, October 31, 2019 – JPMorgan Chase & Co. (NYSE: JPM) (“JPMorgan Chase” or the “Firm”) announces that it has launched an offering (the “Offering”) of fixed-rate Non-Cumulative Preferred Stock, Series GG (“Series GG Preferred Stock”) which will be represented by depositary shares (“Series GG Depositary Shares”). In addition, JPMorgan Chase announces that it intends to redeem (the “Redemption”) some or all of the 90,000 outstanding shares of its 5.45% Non-Cumulative Preferred Stock, Series P (“Series P Preferred Stock”) on December 1, 2019 (the “Redemption Date”). The shares of Series P Preferred Stock are represented by 36,000,000 depositary shares (“Series P Depositary Shares”), with each Series P Depositary Share (CUSIP: 46637G124) representing a 1/400th interest in a share of Series P Preferred Stock. The aggregate liquidation value of the Series P Preferred Stock that JPMorgan Chase intends to redeem on the Redemption Date will be equal to the aggregate liquidation value of the shares of Series GG Preferred Stock that are issued upon the closing of the Offering, which is scheduled to be completed on November 7, 2019.

The Firm will furnish additional information concerning the Redemption, including the amount of shares of Series P Preferred Stock to be redeemed, in the notice of redemption which will be issued on November 1, 2019.

J.P. Morgan Securities LLC is acting as the sole book-running manager for the Offering. The Offering is being made only by means of a preliminary prospectus supplement and the accompanying base prospectus, copies of which may be obtained on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, copies of the preliminary prospectus supplement and the accompanying base prospectus may be obtained from J.P. Morgan Securities LLC, Attention: Investment Grade Syndicate Desk, 383 Madison Avenue, New York, NY 10179, telephone: 1-212-834-4533.

This press release does not constitute an offer to sell or the solicitation of an offer to buy Series GG Depositary Shares or any other securities, nor shall there be any sale of Series GG Depositary Shares in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Investor Contact:	Jason Scott	Media Contact: Joseph Evangelisti
	212-270-2479	212-270-7438

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.8 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of customers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

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Investor Contact:	Jason Scott	Media Contact: Joseph Evangelisti
	212-270-2479	212-270-7438